Exhibit 10.1

SECOND AMENDMENT

TO

MASTER LOAN AGREEMENT

THIS SECOND AMENDMENT TO the Master Loan Agreement is dated this 26th day of March, 2008 (“Amendment Agreement”) by and between Deere Credit, Inc. (“Deere”) and FC Stone, L.L.C., an Iowa limited liability company (“Borrower”).

RECITALS

A.	Borrower and Deere entered into a Master Loan Agreement dated as of February 15, 2001, as amended, that also governs the Transaction Documents referenced therein, and as may have been previously amended or modified.

B.	The parties hereto desire to amend the Master Loan Agreement to change the Working Capital Covenant and the Net Worth Covenant.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Master Loan Agreement, herein referenced above, or as defined by the Transaction Documents referenced therein, as may be amended, if so defined therein.

2. Amendments to Master Loan Agreement. The parties hereto agree that the Agreement shall be amended as follows:

2.1 Section 8., Subsection(s) J. and K., shall be amended by deleting in its entirety and substituting in its place the following paragraph(s):

J.	Borrower will have an excess of current assets over current liabilities, working capital, (both as determined in accordance with GAAP consistently applied) of not less than $50,000,000 at the end of each period for which financial statements are required to be furnished hereunder; and

K.	Borrower will have an excess of total assets over total liabilities, net worth, (both as determined in accordance with GAAP consistently applied) of not less than $80,000,000 at the end of its fiscal year ending August 31, 2008 which amount shall be increased by 50% of Borrower’s net income each year thereafter, as reported in Form 10-K filed by Borrower with the United States Securities and Exchange commission.

2.2 Section 13. Notices., shall be changed to reflect the following address for Notices to Deere:

Deere Credit, Inc.

6400 N.W. 86th St.

P.O. Box 6650-Dept. 142

Attention: AFS Credit Manager

Johnston, IA 50131-6650

Fax No.: (515) 267-4020

3. Borrower’s Representations. Borrower hereby represents and warrants that, after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Event of Default has occurred and is continuing under the Master Loan Agreement or other Transaction Documents.

4. General Provisions.

4.1 The Master Loan Agreement, except as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

4.2 The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy Deere may have under any of the Loan Documents, nor constitute a waiver of any provision of any of the Transaction Documents, and the Master Loan Agreement, as expressly modified hereby, and each of the other Transaction Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Transaction Documents to the “Master Loan Agreement” shall be deemed to be a reference to the Master Loan Agreement as amended by this Amendment Agreement.

5. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

Deere Credit, Inc.		FC Stone, L.L.C.

By:	/s/ Sharon Luellen	By:	/s/ William Dunaway
Print Name:	Sharon Luellen	Print Name:	William Dunaway
Title:	Account Credit Manager	Title:	EVP/CFO

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